Filed pursuant to Rule
                                                     424(b)(3) of the Securities
                                                     Act of 1933

PROSPECTUS
                                  93,458 Shares
                             CALI REALTY CORPORATION
                                  Common Stock

         All of the 93,458 shares of common stock, $0.01 par value per share (the "Common Stock"), of Cali Realty Corporation (together with its subsidiaries, the "Company") offered hereby are offered for the account of the shareholder named herein (the "Selling Shareholder"). See "Selling Shareholder." The Company will not receive any proceeds from the sale of such Common Stock by the Selling Shareholder. The 93,458 shares of Common Stock offered hereby are referred to herein as the "Selling Shareholder Shares."

         Shares of Common Stock may be sold from time to time by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the New York Stock Exchange (the "NYSE") or other exchanges on which the Common Stock is then traded, in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholder Shares may be sold in one or more of the following transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Shareholder Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of the exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for the other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers, as well as certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The aggregate proceeds to the Selling Shareholder from the sale of the Selling Shareholder Shares will be the purchase price of the Selling Shareholder Shares sold less the aggregate agents' commissions and underwriters' discounts, if any. By agreement, the Company will pay substantially all of the expenses incident to the registration of the Selling Shareholder Shares, except for selling commissions associated with the sale of the Selling Shareholder Shares, all of which will be paid by the Selling Shareholder.

         The Common Stock is listed on the NYSE under the symbol "CLI." The closing price of the Common Stock as reported on the NYSE on August 5, 1996, was $23.75 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES OR COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT
  PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                              CONTRARY IS UNLAWFUL.

                 The date of this Prospectus is August 13, 1996.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained therein is correct as of any time subsequent to the date hereof.


                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's public reference section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission:
Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by writing to the public reference section of the Commission, 450 Fifth Street, N W., Washington, D.C. 20549. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. In addition, the Company's Common Stock is listed on the NYSE and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the securities offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

         a. The Company's Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 1995;

         b. The Company's Proxy Statement relating to the Annual Meeting of Shareholders held on May 13, 1996;

         c. The Company's Quarterly Report on Form 10-Q (File No. 1-13274) for the fiscal quarter ended June 30, 1996;

         d. The Company's Current Report on Form 8-K, dated July 16, 1996 (File No. 1-13274); and

         e. The description of the Common Stock and the description of certain provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws, both contained in the Company's Registration Statement on Form 8-A, dated August 9, 1994.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents (provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner of the securities offered hereby to whom this Prospectus is delivered, upon written or oral request. Requests should be made to Barry Lefkowitz, Vice President-Leasing and Chief Financial Officer of the Company, 11 Commerce Drive, Cranford, New Jersey 07016-3501 (telephone number: (908) 272-8000).

                                   THE COMPANY

         Cali Realty Corporation (together with its subsidiaries, the "Company") is a fully-integrated real estate investment trust ("REIT") that owns and operates a portfolio comprised predominantly of Class A office and office/flex buildings located primarily in New Jersey, as well as commercial real estate leasing, management, acquisition, development and construction businesses. As of June 30, 1996, the Company owned 100 percent of 42 properties encompassing approximately 4.2 million square feet and a 327 unit multifamily residential property (collectively, the "Properties"). The 42 properties are comprised of 29 office buildings containing an aggregate of 3.7 million square feet (the "Office

Properties") and 13 office/flex buildings containing an aggregate of approximately 500,000 square feet (the "Office/Flex Properties"). The Company believes that its Properties have excellent locations and access and are well-maintained and professionally managed. As a result, the Company believes that its Properties attract high quality tenants and achieve among the highest rents, occupancy and tenant retention rates within their markets. As of June 30, 1996, the Office Properties and Office/Flex Properties were approximately 97.0 percent leased to over 430 tenants.

         The Company's strategy has been to focus its development and ownership of properties in sub-markets where it is, or can become, a significant and preferred owner and operator. The Company will continue this strategy by expanding, primarily through acquisitions, initially into sub-markets where it has, or can achieve, similar status. Management believes that the recent trend towards increasing rental and occupancy rates in office buildings in the Company's sub-markets presents significant opportunities for growth. The Company may also develop properties in such sub-markets. Management believes that its ex tensive market knowledge provides the Company with a significant competitive advantage which is further enhanced by its strong reputation for and emphasis on delivering highly responsive management services, including direct and continued access to the Company's senior management.

         Cali Associates was founded by John J. Cali, Angelo R. Cali and Edward Leshowitz (the "Founders") who have been involved in the development, leasing, management, operation and disposition of commercial and residential properties in Northern and Central New Jersey for over 40 years and have been primarily focusing on office building development for the past fifteen years. In addition to the Founders, the Company's executive officers have been employed by the Company and its predecessor for an average of approximately 10 years. The Company and its predecessor have built approximately four million square feet of office space, more than one million square feet of industrial facilities and over 5,500 residential units.

         The Company has elected to be taxed as a REIT for federal income tax purposes and expects to continue to elect such status. Although the Company believes that it was organized and has been operating in conformity with the requirements for qualification under the Internal Revenue Code of 1986, as amended (the "Code"), no assurance can be given that the Company will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal taxation at regular corporate rates. As a result, such a failure would adversely affect the Company's ability to make distributions to its stockholders and could have an adverse affect on the market value and marketability of the Common Stock.

         To ensure that the Company qualifies as a REIT, the transfer of shares of Common Stock and Preferred Stock (as defined below) is subject to certain restrictions, and ownership of capital stock by any single person is limited to
9.8 percent of the value of such capital stock, subject to certain exceptions. The Company's Articles of Incorporation provide that any purported transfer in violation of the above-described ownership limitations shall be void ab initio.

         The shares of Common Stock of the Company are listed on the NYSE under the symbol "CLI." The Company has paid regular quarterly distributions on its Common Stock since it commenced operations as a REIT in 1994. The Company intends to continue making regular quarterly distributions to its Common

Stockholders. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made.

         All of the Company's interests in the Properties are held by, and its operations are conducted through, Cali Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), or by entities controlled by the Operating Partnership. As of June 30, 1996, the Company was the beneficial owner of approximately 85 percent of the Operating Partnership and is its sole general partner. As used herein, the term "Units" refers to limited partnership interests in the Operating Partnership.

         The Company was incorporated under the laws of Maryland on May 24, 1994, its executive offices are located at 11 Commerce Drive, Cranford, New Jersey 07016, and its telephone number is (908) 272-8000.

                                 USE OF PROCEEDS

         The shares of Common Stock offered hereby are being registered for the account of the Selling Shareholders and, accordingly, the Company will not receive any proceeds from the sale of the Selling Shareholder Shares by the Selling Shareholders.

                               SELLING SHAREHOLDER

         The Selling Shareholder is M.B.M. Associates. None of the Selling Shareholder Shares are presently issued and outstanding. All of the Selling
Shareholder Shares are issuable upon the redemption of Units. The Selling Shareholder received its Units redeemable for the Selling Shareholder Shares in March 1995, in connection with an acquisition by the Company from the Selling Shareholder of an office building located in Bergen County, New Jersey. The Selling Shareholder was granted 93,458 Units redeemable for 93,458 shares of Common Stock of the Company. The Selling Shareholder will receive all of the net proceeds from the sale of its Selling Shareholder Shares offered hereby. Because the Selling Shareholder may sell all or part of their Selling Shareholder Shares pursuant to this Prospectus, and this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number and percentage of shares of Common Stock that will be held by the Selling Shareholder upon termination of the offering covered by this Prospectus.


                              PLAN OF DISTRIBUTION

         The Selling Shareholder Shares may be sold from time to time by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the NYSE or other exchanges on which the Common Stock is traded, in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholder Shares may be sold in one or more of the following transactions: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Shareholder Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of the exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Any broker or dealer to be utilized by the Selling Shareholder will be selected by such Selling Shareholder. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. These brokers or dealers and any other participating brokers or dealers, as well as certain pledgees, donees, transferees and other successors in interest, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with the sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon the Company being notified by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Selling Shareholder Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing: (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of Selling Shareholder Shares involved, (iii) the price at which such Selling Shareholder Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

         The Selling Shareholder reserves the sole right to accept and, together with any agent of the Selling Shareholder, to reject in whole or in part any proposed purchase of the Selling Shareholder Shares. The Selling Shareholder will pay any sales commissions or other seller's compensation applicable to such transactions.

         To the extent required, the amount of the Selling Shareholder Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a prospectus supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement. The Selling Shareholder and agents who execute orders on its behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

         Offers and sales of shares of the Common Stock have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Selling Shareholder Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Selling Shareholder Shares may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock may not simultaneously engage in market-making activities with respect to such shares of Common Stock for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Shareholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Shareholder or any such other person.

All of the foregoing may affect the marketability of the Common Stock and the brokers' and dealers' ability to engage in market-making activities with respect to the Common Stock.

         The Company will pay substantially all of the expenses incident to the registration of the shares of Common Stock offered hereby, estimated to be approximately $25,000.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

General

         The authorized capital stock of the Company consists of 95,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). At August 8, 1996, 15,206,361 shares of Common Stock were issued and outstanding; no shares of Preferred Stock are outstanding as of the date hereof.

         Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to shareholders for a vote, subject to the provisions of the Company's Articles of Incorporation regarding the ownership of shares of Common Stock in excess of the Ownership Limit described below. Holders of shares of Common Stock will have no preemptive rights or cumulative voting rights. All shares of Common Stock to be outstanding following this offering will be duly authorized, fully paid, and nonassessable. Distributions may be paid to the holders of shares of Common Stock if and when declared by the Board of Directors of the Company out of funds legally available therefor. The Company has paid regular and uninterrupted quarterly dividends from the third quarter of 1994.

         Under Maryland law, shareholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distribution, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company, including debts and liabilities arising out of its status of general partner of the Operating Partnership.

         With certain exceptions, the Company's Articles of Incorporation provide that no person may own, or be deemed to own by virtue of the attribution rules of the Code, more than 9.8 percent of the value of the Company's issued and outstanding shares of capital stock. See "-- Restrictions on Transfer" below.

         The registrar and transfer agent for the Company's Common Stock is Chemical Mellon Shareholder Services, LLC.

         Under the Company's Articles of Incorporation, shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to the issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law (the "MGCL") and the Company's Articles of Incorporation to adopt resolutions and file Articles Supplementary with the State Department of Assessments and Taxation of Maryland, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Maryland law.

Because the Board of Directors has the power to establish the terms and conditions of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock power, preferences and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

Redemption Rights

         Beginning on the first anniversary of the Company's initial public offering of shares of its Common Stock which closed in August 1994 (the "IPO"), persons who received Units in the Operating Partnership in exchange for certain formation partnership interests at the time of the IPO (such persons hereinafter being referred to as members of the "Cali Group"), received rights which enable them to require the Operating Partnership to redeem part or all of their Units for cash (based upon the fair market value of an equivalent number of shares of Common Stock at the time of such redemption) or, at the election of the Company, shares of Common Stock (on a one-for-one basis). The obligation to redeem the Cali Group's Units may be assumed by the Company in exchange for, at the Company's election, either cash or shares of Common Stock, provided that the Company may not pay for such redemption with shares of Common Stock to the extent that it would result in a member of the Cali Group beneficially or constructively owning shares of Common Stock in excess of the Ownership Limit. See "-- Restrictions on Transfer" below.


Restrictions On Transfer

         Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of capital stock that individual shareholders may own, directly or beneficially. For the Company to qualify as a REIT under the Code, no more than 50 percent of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to continue to qualify as a REIT, the Articles of Incorporation of the Company contain restrictions on the direct and beneficial acquisition of capital stock intended to ensure compliance with these requirements.

         The Company's Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8 percent (the "Ownership Limit") of the value of the issued and outstanding shares of capital stock. The Board of Directors may exempt a person from the Ownership Limit if evidence satisfactory to the Board of Directors or the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Directors no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee having the direct or beneficial ownership of shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT. Any transfer of securities that would: (i) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit; (ii) result in the shares of stock being owned by fewer than 100 persons; or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code shall be null and void, and the transferor will be deemed not to have transferred the shares.

         The Company's Articles of Incorporation exclude from the Ownership Limit shareholders who exceeded the Ownership Limit immediately following the IPO.

         In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder for the lesser of the price paid for the shares by the original transferee-stockholder or the market price (as determined in the manner set forth in the Articles of Incorporation by reference to the average closing sale price of the shares as reported on the NYSE) of the shares on the date on which the Company exercises its option to purchase. The 90-day period begins on the date on which the Company receives written notice of the transfer or other event resulting in the exchange of shares for Excess Stock.

         All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

         Every owner of more than 5 percent (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of capital stock must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than January 31 of each year. In addition, every shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

         The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Directors.

                                  LEGAL MATTERS

         Certain legal matters in connection with this offering, including the validity of the issuance of the shares of Common Stock offered hereby, will be passed upon for the Company by Pryor, Cashman, Sherman & Flynn, New York, New York.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements incorporated in this Prospectus by reference to the Current Report on Form 8-K of the Company, dated June 16, 1996, have been so incorporated in reliance on the report of Schonbraun, Safris, Sternlieb & Co., L.L.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                  93,458 Shares










                                   CALI REALTY
                                   CORPORATION




                                  Common Stock




                                -----------------

                                   PROSPECTUS
                                -----------------






                                 August 13, 1996







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
         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholder. This Prospectus does not con stitute an offer to sell or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction in which such offer or soli citation is not authorized, or to any person to whom it is unlawful to make such offer or soli citation. Neither the delivery of this Prospec tus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained therein is correct as of any time subsequent to the date hereof.









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                                TABLE OF CONTENTS



Available Information
Incorporation of Certain Documents by
  Reference
The Company
Use of Proceeds
Selling Shareholder
Plan of Distribution
Description of Securities to be
  Registered
Legal Matters
Experts







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